Exhibit 10.6

SECOND AMENDMENT
TO
WARRANT
TO
PURCHASE SHARES OF COMMON STOCK
This SECOND AMENDMENT TO WARRANT TO PURCHASE SHARES OF COMMON STOCK (this “Amendment”) is effective as of July 15, 2016 (the “Effective Date”), between SMG Growing Media, Inc., an Ohio corporation having offices at 14111 Scottslawn Road, Marysville, Ohio 43041 (the “Warrantholder”), and AeroGrow International, Inc., a Nevada corporation having offices at 6075 Longbow Drive, Suite 200, Boulder, Colorado 80301 (the “Company”).  The Warrantholder and the Company are sometimes referred to herein collectively as the “Parties” and individually as a “Party”.
WHEREAS, the Parties are parties to that certain Warrant to Purchase Shares of Common Stock (as amended and supplemented, the “Warrant”), issued April 22, 2013 pursuant to that certain Securities Purchase Agreement, dated as of April 22, 2013, by and between the Parties; and
WHEREAS, the Parties wish to amend the Warrant as set forth below.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:
Exercise Price
1.	Exercise Price. The definition of Exercise Price is hereby amended and restated in its entirety as follows:
““Exercise Price” per a share of Common Stock means the quotient obtained by dividing (a) an amount equal to (i) 1.34 times the trailing twelve months Adjusted Net Sales (as defined below) of the Company, plus (ii) the aggregate exercise price of outstanding In-The-Money Derivative Securities, minus (iii) Debt Outstanding (as defined below) of the Company, plus (iv) cash and cash equivalents, by (b) the total shares of Capital Stock of the Company outstanding on a Common Stock equivalent basis, including outstanding in-the-money options and warrants (excluding this Warrant) based on the Market Price of the Common Stock as of the Business Day immediately preceding the date of exercise (“In-The-Money Derivative Securities”). “Adjusted Net Sales” means (A) the net sales of the Company outside of any additional territory (“Additional Territory”) added under the terms of the Technology License Agreement, dated April 22, 2013, between the Company and OMS Investments, Inc., as amended (the “Technology License Agreement”), and not related to products of the Company sold outside of any Additional Territory, directly or indirectly, under U.S. GAAP, plus (B) the cost to The Scotts Company, LLC or its Affiliates for products (other than Large-Sized Products or Lighting Products (as such terms are defined in the

Technology License Agreement)) that exploit the Hydroponic IP (as defined in the Technology License Agreement) but are not included in the net sales of the Company. “Debt Outstanding” means the total liabilities of the Company under U.S. GAAP, less those liabilities associated with working capital (such as accounts payable of the Company) under U.S. GAAP. An example of the calculation of the Exercise Price is attached hereto as Annex B.”
Miscellaneous
2.
Incorporation with Warrant. This Amendment is executed and delivered pursuant to the Warrant and shall be subject to the terms and conditions of, and interpreted in accordance with, the Warrant.  Except as amended hereby, the Warrant and each of the provisions contained therein shall remain in full force and effect as from the Effective Date.  Capitalized terms defined in the Warrant and not otherwise defined herein shall have the meanings given to them in the Warrant.

3.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Amendment.
[Signature page follows]

The Parties have caused this Amendment to be executed as of the Effective Date.
SMG GROWING MEDIA, INC. By: __________________________________ Name: Title:
AEROGROW INTERNATIONAL, INC. By: __________________________________ Name: Title:

[Signature Page to Amendment to Warrant]